Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Datasea, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c) and (h)	1,000,000	$8.12	$8,120,000	0.00014760	$1,198.51

Total Offering Amounts					$8,120,000	0.00014760	$1,198.51
Total Fee Offsets							—
Net Fee Due							$1,198.51

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Stock quoted on the Nasdaq Capital Market, LLC on May 1, 2024.

(2)	Represents 1,000,000 shares of common stock of Datasea, Inc. (the “Company”) available for issuance under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) as of the date of this Registration Statement. To the extent permitted by Rule 416, this Registration Statement also covers an indeterminate number of additional shares of common stock of the Company that become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Company.